Exhibit 10.3

AMENDMENT TO GENERAL MILLS, INC.
SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 2006, the General Mills, Inc. Supplemental Retirement Plan is amended to provide that distributions of amounts subject to §409A of the Internal Revenue Code shall begin at the later of age 55 or separation from service, subject to other provisions of §409A, such as the six month delay imposed on specified employees under §409A(a)(2)(B)(i).